Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Convio 1999 Stock Option/Stock Issuance Plan, 2000 Stock Option Plan of GetActive, 2006 Equity Incentive Plan of GetActive, and Convio 2009 Stock Incentive Plan of our report dated January 22, 2010 (except Note 12, as to which the date is April 23, 2010), with respect to the consolidated financial statements of Convio, Inc. included in the Registration Statement (Form S-1 333-164491) and related Prospectus of Convio, Inc. for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

July 9, 2010